EXHIBIT 99.1

                       [PLAYBOY ENTERPRISES, INC. LOGO]


FOR IMMEDIATE RELEASE                                     INVESTOR CONTACT:
                                                          Martha Lindeman
                                                          312-373-2430

                                                          MEDIA CONTACT:
                                                          Angela De Paul
                                                          312-373-2447


                   PLAYBOY ENTERPRISES REPORTS SIGNIFICANTLY
                     IMPROVED SECOND QUARTER 2003 RESULTS

                    Reaffirms Guidance for 150% Increase in
                             2003 Operating Income

CHICAGO, WEDNESDAY, AUGUST 6, 2003 - Playboy Enterprises, Inc. (PEI) (NYSE:
PLA, PLAA) today announced improved financial results for the quarter ended June 30, 2003, including sharply higher operating income. Second quarter 2003 operating income more than doubled to $5.5 million from $2.2 million in the prior year reflecting substantial improvement in online and publishing results and continued strength in entertainment and licensing.

         The company reported a net loss for the quarter of $0.9 million, or $0.04 per basic and diluted share, an improvement of 70% compared to last year's second quarter loss of $3.1 million, or $0.12 per basic and diluted share. Revenues increased 8% over the prior year quarter to $76.0 million from $70.6 million.

         Christie Hefner, Playboy's chairman and chief executive officer, said: "The second quarter results highlighted the strength in each of our four business groups. Online continued to demonstrate the vitality of our subscription- and e-commerce-based business model, reporting its second quarter of profitability during the traditionally slow early summer season. Our licensing business benefited from the introduction of new products and the opening of new outlets, leveraging the continued popularity of the Playboy brand. Playboy magazine reported significantly improved results reflecting lower costs and an increase in newsstand revenues over last year. In Entertainment, our domestic TV operations remain a powerful profit generator and we are seeing solid growth in our recently acquired international TV networks.

         "Strong operating results for the first half of the year and the encouraging trends we are seeing across our businesses lead us to believe that 2003 operating income will be up more than 150% over last year to approximately $22 million," Hefner said. "With a positive outlook and solidly performing businesses, Playboy is anticipating an exciting second half as we build toward the celebration of our 50th anniversary."

ENTERTAINMENT

         Increased profit contributions from the company's domestic and international television networks were more than offset by expected lower worldwide DVD/home video profitability, which resulted in a decline in second quarter Entertainment Group operating profits to $6.5 million in 2003 from $8.1 million last year. The group's revenues rose 10% to $33.8 million, primarily reflecting restructuring of the international TV operations, which increased to 100% ownership of a group of international TV networks and resulted in the consolidation of those operations into the Entertainment Group's infrastructure. In addition, an increase in access to U.S. cable households as a result of the digital rollout contributed to a 2% increase in domestic TV revenues to $23.8 million. Worldwide DVD/home video revenues declined 62% to $1.4 million.

PUBLISHING

         Second quarter operating income for the Publishing Group improved by $2.4 million from a loss in the 2002 quarter of $1.0 million to a profit in the 2003 quarter of $1.4 million reflecting lower manufacturing costs and higher revenues in all three of the group's businesses. Revenues for the group rose 7% to $28.8 million in this year's second quarter from $27.0 million last year.

         Playboy magazine's results benefited from strong newsstand sales for the May issue featuring wrestling star Torrie Wilson, which led to a 10% increase in second quarter circulation revenues. As previously announced, second quarter advertising revenues were down compared to last year by 4%. Looking ahead, the company said that it expects to report higher advertising revenues for the second half and full year 2003 versus last year, although third quarter ad revenues are expected to be lower than last year.

ONLINE

In the second quarter, the Online Group reported its second consecutive quarter of operating profit, which was $0.1 million in the current year, compared to a loss last year of $2.9 million. The improvement reflected both an 8% increase in revenues to $8.3 million as well as cost reduction efforts put in place last year. Higher prices for the Playboy Cyber Club and a 25% increase in the number of subscribers, in part through the introduction of new clubs, were responsible for the 58% increase in second quarter 2003 subscription revenues to $4.2 million. Second quarter e-commerce revenues declined, as expected, to $3.3 million from $3.7 million last year, reflecting the timing of catalog mailings.

LICENSING

Operating income for the Licensing Group in the 2003 second quarter was down $0.1 million to $1.3 million compared to last year even though last year's second quarter results included an approximately $0.7 million contribution from the auction of a small collection of art and memorabilia in June 2002. Second quarter revenues were essentially flat at $5.1 million as the company's continued growth in international and entertainment licensing programs basically offset last year's auction revenues.

CORPORATE AND OTHER

Second quarter Corporate Administration and Promotion expense increased 7% to $3.9 million compared to the same period last year.

Additional information regarding the first quarter earnings will be available on the earnings release conference call, which is being held today, August 6, 11:00 a.m. EDT/10:00 a.m. CDT, 1-800-225-9448 (for domestic callers) or
+1-785-832-0301 (for international callers) and using the password: "Playboy." The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

                                    * * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates Playboy.com, a leading men's lifestyle and entertainment Web site.

This release contains "forward-looking statements," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1) foreign, national, state and local government regulation, actions or initiatives, including:

       (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials,

       (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

       (c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;

(2) risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

(3) changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(4) our ability to protect our trademarks, copyrights and other intellectual property;

(5) risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

(6) dilution from any potential issuance of additional common stock in connection with financings or acquisitions;

(7) competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

(8)    competition in the television, men's magazine and Internet markets;

(9) attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

(10) the television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

(11) risks associated with losing access to transponders and competition for transponders and channel space;

(12) the impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;

(13) risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;

(14) risks associated with the financial condition of Claxson Interactive Inc., our Playboy TV-Latin America, LLC joint venture partner;

(15)   increases in paper or printing costs;

(16) effects of the national consolidation of the single-copy magazine distribution system; and

(17) uncertainty of the viability of our primarily subscription- and e-commerce-based Internet model.

                     PLAYBOY ENTERPRISES, INC. AND SUBSIDIARIES
            CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              QUARTERS ENDED

                                                                 JUNE 30,

                                                       ------------------------------
                                                          2003              2002
                                                       ------------      ------------
Net Revenues

Entertainment:

   Domestic TV Networks                                   $ 23,835          $ 23,369
   International TV                                          8,484             3,652
   Worldwide DVD/Home Video                                  1,369             3,612
   Other                                                        70                94
                                                       ------------      ------------
Total Entertainment                                         33,758            30,727
Publishing:
   Playboy Magazine                                         24,784            23,555
   Other Domestic Publishing                                 2,730             2,283
   International Publishing                                  1,290             1,150
                                                       ------------      ------------
Total Publishing                                            28,804            26,988
Online:
   Subscriptions                                             4,249             2,686
   E-Commerce                                                3,257             3,713
   Other                                                       805             1,325
                                                       ------------      ------------
Total Online                                                 8,311             7,724
Licensing                                                    5,098             5,127
                                                       ------------      ------------

   Total Net Revenues                                     $ 75,971          $ 70,566
                                                       ============      ============

Net Loss
Entertainment                                              $ 6,526           $ 8,135
Publishing                                                   1,402              (973)
Online                                                         104            (2,858)
Licensing                                                    1,343             1,478
Corporate Administration & Promotion                        (3,857)           (3,614)
                                                       ------------      ------------

Operating Income                                             5,518             2,168

Investment income                                              113                22
Interest expense                                            (4,216)           (3,575)
Amortization of deferred financing fees                       (372)             (239)
Minority interest                                             (512)             (421)
Debt extinguishment expenses                                    (1)                -
Other, net                                                    (350)             (276)
                                                       ------------      ------------

Income (loss) before income taxes                              180            (2,321)

Income tax expense                                          (1,085)             (743)
                                                       ------------      ------------

Net Loss                                                    $ (905)         $ (3,064)
                                                       ============      ============

Basic and diluted weighted average number
 of common shares outstanding                               27,051            25,740
                                                       ============      ============

Basic and diluted earnings per common share                $ (0.04)          $ (0.12)
                                                       ============      ============


                     Playboy Enterprises, Inc. and Subsidiaries
            Condensed Statements of Consolidated Operations (Unaudited)
                      (In thousands, except per share amounts)

                                                             Six Months Ended
                                                                 June 30,
                                                       ------------------------------
                                                          2003              2002
                                                       ------------      ------------
Net Revenues
Entertainment:
   Domestic TV Networks                                  $  47,276         $  48,172
   International TV                                         16,926             6,865
   Worldwide DVD/Home Video                                  2,506             6,187
   Other                                                       253               154
                                                       ------------      ------------
Total Entertainment                                         66,961            61,378
Publishing:
   Playboy Magazine                                         47,161            46,252
   Other Domestic Publishing                                 5,671             4,978
   International Publishing                                  2,606             2,416
                                                       ------------      ------------
Total Publishing                                            55,438            53,646
Online:
   Subscriptions                                             8,306             4,707
   E-Commerce                                                7,169             6,661
   Other                                                     2,076             2,739
                                                       ------------      ------------
Total Online                                                17,551            14,107
Licensing                                                   10,302             7,582
                                                       ------------      ------------

   Total net revenues                                    $ 150,252         $ 136,713
                                                       ============      ============

Net Loss
Entertainment                                            $  14,478         $  17,096
Publishing                                                   1,909            (1,341)
Online                                                         424            (6,446)
Licensing                                                    4,914             2,305
Corporate Administration & Promotion                        (6,757)           (7,197)
                                                       ------------      ------------

   Operating income                                         14,968             4,417

Investment income                                              169                61
Interest expense                                            (7,778)           (8,047)
Amortization of deferred financing fees                       (647)             (479)
Minority interest                                             (964)             (842)
Debt extinguishment expenses                                (3,264)                -
Other, net                                                    (422)             (364)
                                                       ------------      ------------

Income (loss) before income taxes                            2,062            (5,254)

Income tax expense (1)                                      (2,335)           (7,197)
                                                       ------------      ------------

Net loss                                                  $   (273)        $ (12,451)
                                                       ============      ============

Basic and diluted weighted average number
 of common shares outstanding                               26,605            25,144
                                                       ============      ============

Basic and diluted earnings per common share               $  (0.02)        $   (0.50)
                                                       ============      ============


(1) 2002 includes a $5,816 noncash income tax charge related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.



    PLAYBOY ENTERPRISES, INC.
    -------------------------------------------------------------------------------------------------------------
    Summary of Financial and Operating Data (in millions of dollars)

                                                    2nd Quarter Ended June 30,         Six Months Ended June 30,
    EBITDA and Adjusted EBITDA                     2003      2002(1)  % Inc/(Dec)    2003    2002(1)   % Inc/(Dec)
    ----------------------------------------------------------------------------   ------------------------------
    Reconciliation to GAAP Financial Measure:                       |                                 |
       Net Loss                                  $ (0.9)    $ (3.1) |    71.0       $ (0.3)  $ (12.5) |   97.6
       Adjusted for:                                                |                                 |
        Income Tax Expense                          1.0        0.7  |    42.9          2.3      7.2   |  (68.1)
        Interest Expense                            4.2        3.6  |    16.7          7.8      8.1   |   (3.7)
        Amortization of Deferred Financing Fees     0.4        0.3  |    33.3          0.7      0.5  |    40.0
        Equity in Operations of Investments         0.1        0.2  |   (50.0)           -      0.1   | (100.0)
        Depreciation and Amortization              12.3       13.8  |   (10.9)        25.0     26.8   |   (6.7)
    ----------------------------------------------------------------|               ------------------|
                                                                    |                                 |
       EBITDA (2)                                  17.1       15.5  |    10.3         35.5     30.2   |   17.5
       Adjusted for:                                                |                                 |
         Cash Investments in Entertainment                          |                                 |
           Programming                            (10.6)     (10.9) |     2.8        (23.0)   (21.5)  |   (7.0)
    --------------------------------------------------------------- |               ------------------|
       Adjusted EBITDA (3)                         $6.5       $4.6  |    41.3        $12.5     $8.7   |   43.7
    ---------------------------------------------------------------                 ------------------

    FINANCIAL AND OPERATING DATA
    --------------------------------------------------------------------------------------------------------------
    Entertainment                                                   |                                 |
       Cash Investments in Programming           $ 10.6     $ 10.9  |    (2.8)      $ 23.0   $ 21.5   |    7.0
       Programming Amortization                  $ 10.0     $ 10.3  |    (2.9)      $ 19.5   $ 19.7   |   (1.0)
                                                                    |                                 |
       Units at End of Period (in millions)(4):                     |                                 |
       Playboy TV:                                                  |                                 |
        Satellite Direct-to-Home                   20.7       19.6  |     5.6         20.7     19.6   |    5.6
        Cable Digital                              16.3       12.3  |    32.5         16.3     12.3   |   32.5
        Cable Analog Addressable                    4.5        6.5  |   (30.8)         4.5      6.5   |  (30.8)
       Playboy TV en Espanol (5):                                   |                                 |
        Satellite Direct-to-Home                    7.6          -  |       -          7.6        -   |      -
        Cable Digital                               3.3          -  |       -          3.3        -   |      -
                                                                    |                                 |
       Movie Networks:                                              |                                 |
        Satellite Direct-to-Home                   40.5       38.0  |     6.6         40.5     38.0   |    6.6
        Cable Digital                              42.6       33.1  |    28.7         42.6     33.1   |   28.7
        Cable Analog Addressable                    8.9       12.9  |   (31.0)         8.9     12.9   |  (31.0)
                                                                    |                                 |
       International TV Households at                               |                                 |
         End of Period (in millions)               34.4       29.5  |    16.6         34.4     29.5   |   16.6
                                                                    |                                 |
    Publishing                                                      |                                 |
       Playboy Magazine:                                            |                                 |
       Circulation Revenues                      $ 16.6     $ 15.0  |    10.7       $ 31.6   $ 30.2   |    4.6
       Advertising Revenues                       $ 8.2      $ 8.5  |    (3.5)      $ 15.5   $ 16.0   |   (3.1)
       Advertising Pages                          124.3      141.1  |   (11.9)       240.8    262.2   |   (8.2)
                                                                    |                                 |
    Online                                                          |                                 |
       Subscription Revenues                      $ 4.2      $ 2.7  |    55.6        $ 8.3    $ 4.7   |   76.6
       Subscribers (in thousands)                 160.3      128.2  |    25.0        160.3    128.2   |   25.0
                                                                    |                                 |
    At June 30                                                      |                                 |
       Cash and Cash Equivalents                 $ 32.4      $ 2.3  | 1,308.7       $ 32.4    $ 2.3   |1,308.7
       Short-Term Financing Obligations             $ -     $ 20.7  |  (100.0)         $ -   $ 20.7   | (100.0)
       Long-Term Financing Obligations          $ 115.0     $ 73.2  |    57.1       $ 115.0  $ 73.2   |   57.1
       Shareholders' Equity                     $ 114.3     $ 92.1  |    24.1       $ 114.3  $ 92.1   |   24.1
    --------------------------------------------------------------------------------------------------

    See Notes on accompanying page.

    NOTES TO SUMMARY OF FINANCIAL AND OPERATING DATA

     (1) Certain reclassifications have been made to conform to the current presentation.

     (2) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accounting principles.

     (3) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.

     (4) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.

     (5) We obtained 100% distribution rights of Playboy TV en Espanol in the U.S. Hispanic market in December 2002 in connection with the restructuring of the ownership of our international TV joint ventures.